Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (No. 333-258698) on Form S-3 and (Nos. 333-259854, 333-271855, 333-281408 and 333-287090) on Form S-8 of OppFi Inc. of our report dated March 12, 2026, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of OppFi Inc., appearing in this Annual Report on Form 10-K of OppFi Inc. for the year ended December 31, 2025.

/s/ RSM US LLP

Chicago, Illinois
March 12, 2026